EXHIBIT 99.1




FOR IMMEDIATE RELEASE                     CONTACT:  Media Inquiries:
---------------------
December 1, 2003                                           Dorothy Brown Smith
                                                           Director, Corporate
                                                           Communication
                                                           (717) 396-5696

                                                           Investor Inquiries:
                                                           Karen Wallace
                                                           Assistant Treasurer
                                                           Investor Relations
                                                           (717) 396-6290


                             ARMSTRONG HOLDINGS INC.
                     TO ADJOURN SPECIAL SHAREHOLDER MEETING
                       FROM DECEMBER 3 TO JANUARY 7, 2004

           December 1, 2003, Lancaster, Pennsylvania -- Armstrong Holdings, Inc.
(AHI) (OTCBB: ACKHQ), the parent company of Armstrong World Industries, Inc.
(AWI), announced today that the special shareholder meeting of AHI currently scheduled for Wednesday, December 3 in New York City, will be adjourned to Wednesday, January 7, 2004 at the same location (the offices of Weil, Gotshal & Manges at 767 Fifth Avenue, New York, NY) and hour (11 a.m.).

           The adjournment is being made in view of a procedural delay in the Chapter 11 case of AWI, which is AHI's only significant asset. The meeting was called to authorize the dissolution of AHI upon implementation of a plan of reorganization in AWI's Chapter 11 case. The adjournment provides additional time for shareholders who have not already done so to vote on the proposal.

           Armstrong Holdings, Inc. is the parent company of Armstrong World Industries, Inc., a global leader in the design and manufacture of floors, ceilings and cabinets. In 2002, Armstrong's net sales totaled more than $3 billion. Based in Lancaster, PA, Armstrong operates 58 plants in 14 countries and approximately 15,700 employees worldwide. More information about Armstrong is available on the Internet at www.armstrong.com.

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